NEUBERGER BERMAN EQUITY FUNDS
                                  ADVISOR CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A

SERIES
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Neuberger Berman Focus Fund

Neuberger Berman Genesis Fund

Neuberger Berman Guardian Fund

Neuberger Berman Manhattan Fund

Neuberger Berman Partners Fund















Dated:  December 16, 2000